CERTIFICATE OF AUTHORIZED OFFICER

                        DATED AS OF SEPTEMBER 4, 2007

I, Thomas D. Johnson, Jr., certify that I am the Executive Vice President and Chief Financial Officer of Movie Gallery, Inc., a Delaware corporation (the "Borrower"), and that, as such, I am authorized to execute this Certificate of Authorized Officer on behalf of the Borrower, and do hereby further certify that:

1.  I am delivering this Certificate of Authorized Officer pursuant to
Section 5.1(e) of that certain First Lien Credit and Guaranty Agreement dated as of March 8, 2007 (the "Credit Agreement"), among Movie Gallery, Inc., certain of its subsidiaries, the lenders from time to time party thereto and Goldman Sachs Credit Partners L.P. as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

2. Arising solely with respect to the Existing Defaults (as defined in that certain Forbearance Agreement dated as of July 20, 2007 (as amended from time to time, the "Forbearance Agreement") by and among Movie Gallery, Inc., the lenders party thereto and Goldman Sachs Credit Partners L.P.), an Event of Default under Section 8.1(b)(ii) of the Credit Agreement occurred on September 1, 2007 as a result of the occurrence of an event of default under Section 8.1(b)(ii) of the Second Lien Credit Agreement and the passage of the applicable grace period (the "Second Lien Default").

3. The Borrower intends to continue discussions with the lenders under the Second Lien Credit Agreement including with respect to the Second Lien Default.

MOVIE GALLERY, INC.


By: ______________________________
Name: Thomas Johnson
Title: Chief Financial Officer